UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Vical Incorporated

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VICAL INCORPORATED

10390 Pacific Center Court

San Diego, CA 92121

(858) 646-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

TO THE STOCKHOLDERS OF VICAL INCORPORATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vical Incorporated, a Delaware corporation (the “Company”), will be held on Thursday, May 26, 2011, at 8:00 a.m. Pacific Time at the Woodfin Hotel, 10044 Pacific Mesa Boulevard, San Diego, California 92121, for the following purposes:

1.	To elect two nominees named herein as Class I directors to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are elected;

2.	An advisory approval of the compensation of the Company’s named executive officers, as described on the accompanying Proxy Statement;

3.	An advisory vote on the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

4.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 28, 2011, as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Jill M. Broadfoot

Senior Vice President, Chief Financial Officer

and Secretary

San Diego, California

April 14, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2011

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT

WWW.PROXYVOTE.COM

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. IF THIS PROXY STATEMENT WAS MAILED TO YOU, A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER AGENT AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORDHOLDER A PROXY CARD ISSUED IN YOUR NAME.

THANK YOU FOR ACTING PROMPTLY.

VICAL INCORPORATED

10390 Pacific Center Court

San Diego, CA 92121

(858) 646-1100

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have provided you this proxy statement and, if this proxy was mailed to you, the enclosed proxy card, because the Board of Directors of Vical Incorporated (sometimes referred to as the “Company” or “Vical”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may follow the instructions below to submit your proxy on the Internet.

We intend to mail a notice regarding the availability of proxy materials to our stockholders of record and to make this proxy statement available on or about April 14, 2011. We will pay for the cost of soliciting proxies to vote at the Annual Meeting.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two nominees named herein as Class I directors to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are elected;

•	An advisory approval of the compensation of the Company’s named executive officers, as described in this proxy statement;

•	An advisory vote on the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

Why did I receive a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission we make our proxy materials available to our stockholders on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 28, 2011, will be entitled to vote at the Annual Meeting. On this record date, there were 71,695,518 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record?

If at the close of business on March 28, 2011, your shares were registered directly in your name with Vical’s transfer agent, BNY Mellon Shareowner Services LLC, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on March 28, 2011, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a stockholder of record of Vical shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the telephone, on the Internet, or using a proxy card that you may request or that we may elect to deliver at a later time. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card.

•

To vote by proxy using a proxy card that may be delivered, complete, sign and date your proxy card and return it promptly in the envelope provided. If you wish to request a proxy card, please follow the instructions for requesting proxy materials in the Notice.

•

To vote by proxy over the telephone, dial the toll-free phone number listed on a proxy card that may be delivered under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on May 25, 2011, to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Vical shares, how do I vote?

If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners who received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. Beneficial owners who wish to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

What types of votes are permitted on each proposal?

For Proposal 1, the election of the nominees named herein as directors, you may either vote “For” each nominee to the Board of Directors or you may “Withhold” your vote for each nominee. For Proposal 3, the advisory vote on the frequency of stockholder advisory votes to approve executive compensation, you may vote for any one of the following: “3 Years”, “2 Years” or “1 Year” or you may “Abstain” from voting. For the other matters to be voted on, you may vote “For” or “Against” or “Abstain” from voting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of three years, two years or one year, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes or, with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, the same effect as voting against each of the three frequency options. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of the nominees named herein as Class I directors, the nominees named herein receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

Proposal 2, the advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For Proposal 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting it will have the same effect as voting against each if the three frequency options. Broker non-votes will have no effect.

•

Proposal 4, the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011, must receive a “For” vote from the majority of shares voted either in person or by proxy to be approved. An “Abstain” vote will have the same effect as an “Against” vote. Broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 28, 2011.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. At the close of business on the record date for the meeting, there were 71,695,518 shares outstanding and entitled to vote. Thus 35,847,760 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one Notice or proxy card?

If you received more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees named herein for director in Proposal 1 “For” Proposal 2, the advisory approval of the compensation of the Company’s named executive officers, “3 years” as the preferred frequency of advisory votes to approve executive compensation in Proposal 3, and “For” Proposal 4, the ratification of the selection of Ernst & Young LLP. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to Vical’s Secretary at 10390 Pacific Center Court, San Diego, CA 92121; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

What is the deadline to submit a proposal for inclusion in the proxy materials for the 2012 Annual Meeting?

To be eligible for inclusion in the proxy materials for the 2012 Annual Meeting of Stockholders, a stockholder proposal must be received by Vical’s Corporate Secretary by the close of business on December 15, 2011. Stockholder proposals should be addressed to Vical Incorporated, Attn: Corporate Secretary, 10390 Pacific Center Court, San Diego, CA 92121.

What procedure should I follow if I intend to present a proposal or nominate a director from the floor at the 2012 Annual Meeting of Stockholders?

If you wish to submit a proposal that is not to be included in next year’s proxy materials, you generally must do so not less than 50 days nor more than 75 days prior to the date of our 2012 Annual Meeting of Stockholders in order for the proposal to be considered at the meeting. If you wish to submit a director nomination for consideration at our 2012 Annual Meeting of Stockholders, you generally must do so at least 120 days prior to the date of the meeting. All proposals and nominations must be submitted in writing to Vical’s Incorporated, Attn: Corporate Secretary, 10390 Pacific Center Court, San Diego, CA 92121. You are also advised to review the Company’s Bylaws, which you may request in writing from the Company’s Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We expect to report final voting results in a current report on Form 8-K within four business days after the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

We have three classes of directors serving staggered three-year terms. Our Board is presently composed of five directors. Class I and Class III currently consist of two directors and Class II currently consists of one director. Two Class I directors are to be elected at the Annual Meeting to serve until our 2014 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their resignation, removal from office, death or incapacity. The terms of the Class II and Class III directors expire at our 2012 and 2013 Annual Meetings of Stockholders, respectively.

The nominees for Class I directors are Robert C. Merton and Vijay B. Samant. They are currently directors of Vical, have been nominated for election by the Board based on the recommendation of the Nominating/Governance Committee of our Board of Directors, and were previously elected as directors by the stockholders. It is our policy to encourage all directors to attend the Annual Meeting. All of our directors attended our 2010 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting. The nominees receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as directors of Vical. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. Shares represented by proxy cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and our management has no reason to believe that any nominee will be unavailable for election.

The Board of Directors Recommends a Vote FOR the Election of the Named Nominees.

Set forth below is biographical information as of March 1, 2011, for the nominees and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among our executive officers or directors.

Name	Age	Position(s) Held with Vical	Director Since
Robert H. Campbell	73	Director	December 2003
R. Gordon Douglas, M.D.	76	Chairman of the Board	May 1999
Gary A. Lyons	59	Director	March 1997
Robert C. Merton, Ph.D.	66	Director	March 2002
Vijay B. Samant	58	Director, President and Chief Executive Officer	November 2000

Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

Robert C. Merton, Ph.D., is currently the School of Management Distinguished Professor of Finance at the Massachusetts Institute of Technology (“MIT”) Sloan School of Management. He is also the University Professor Emeritus at Harvard University and the Resident Scientist at Dimensional Fund Advisors. Dr. Merton was the George Fisher Baker Professor of Business Administration from 1988 to 1998 and John and Natty McArthur University Professor from 1998 to 2010 at the Harvard Business School. He previously served on the finance faculty of the Massachusetts Institute of Technology’s Sloan School of Management from 1970 until 1988. Dr. Merton received the Alfred Nobel Memorial Prize in Economic Sciences in 1997 for a new method to determine the value of derivatives. He is past President of the American Finance Association, a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences. Dr. Merton served as a member of the board of directors of Dimensional Fund Advisors from 2003 until 2009. Until September 2008, Dr. Merton was also a director and the Chief Science Officer of Trinsum, created in 2007 by a merger of Marakon Associates and Integrated Finance Limited, a specialized investment bank he co-founded in 2002. Dr. Merton served as a director of Community First Financial Group and Peninsula Banking Group from 2003 to 2010. He serves on advisory boards of several companies and institutions. Some of Dr. Merton’s other financial and accounting experience includes serving as a Senior Advisor to and Managing Director of JP Morgan Chase & Co. from 1999 to 2001, and a cofounder and principal of Long-Term Capital Management, L.P. He has received numerous academic awards and has lectured widely. Dr. Merton holds a B.S. degree in engineering mathematics from Columbia University, a M.S. degree in applied mathematics from the California Institute of Technology, and a Ph.D. degree in economics from the MIT. In addition, Dr. Merton holds numerous honorary degrees.

Vijay B. Samant joined us as President and Chief Executive Officer in November 2000. Previously, he held various positions at Merck & Co., Inc., from 1977 to 2000. From 1998 to 2000, he was Chief Operating Officer of the Merck Vaccine Division. From 1990 to 1998, he served in the Merck Manufacturing Division as Vice President of Vaccine Operations, Vice President of Business Affairs and Executive Director of Materials Management. From 1977 to 1990, Mr. Samant held a variety of positions of increasing responsibility in manufacturing, process engineering, production planning and control, business development and loss prevention in several Merck operating divisions. Mr. Samant holds a bachelor’s degree in chemical engineering from the University of Bombay, India, an M.S. degree in chemical engineering from Columbia University and an M.B.A. degree from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Samant has been a member of the Board of Trustees for the National Foundation for Infectious Diseases and the International Vaccine Institute in Seoul, South Korea. Mr. Samant was also a Director of the Aeras Global TB Vaccine Foundation from 2001 to 2010.

Director Continuing in Office Until the 2012 Annual Meeting

R. Gordon Douglas, M.D., is currently serving as a member of the Board of Directors for NovaDigm Therapeutics Inc.and the Aeras Global TB Vaccine Foundation. Dr. Douglas served on the Board of Directors of Middlebrook Pharmaceuticals Inc. from 2000 to 2010 and IOMAI Corporation from 2002 to 2008. He is currently a consultant to the Dale and Betty Bumpers Vaccine Research Center at the National Institutes of Health, and is an Adjunct Professor of Medicine at Cornell University Medical College. Dr. Douglas retired in April 1999 from Merck, where he had been President of the Merck Vaccine Division since 1991 and a member of the Merck Management Committee. Prior to joining Merck, Dr. Douglas was Chairman of the Department of Medicine and Physician-in-Chief at the New York Hospital-Cornell Medical Center, and he held earlier teaching, research and administrative posts at the University of Rochester Medical Center and Baylor College of Medicine. He holds a bachelor’s degree from Princeton University and an M.D. degree from Cornell University Medical College. Dr. Douglas received his medical staff training at The New York Hospital and Johns Hopkins Hospital and is Board Certified in Internal Medicine. He is a member of the Institute of Medicine, the Association of American Physicians, the Infectious Diseases Society of America and numerous other organizations.

Directors Continuing in Office Until the 2013 Annual Meeting

Robert H. Campbell held various positions with Sunoco, Inc., a publicly traded petroleum refiner and chemicals manufacturer, for 40 years through June 2000, including President, Chief Executive Officer and Chairman of the Board. In 1999, while Mr. Campbell was Chairman of Sunoco, the company won the “Board Excellence Award” from Spencer Stuart and the Wharton School of Business of the University of Pennsylvania. In 2001, Mr. Campbell was named one of “Corporate America’s Outstanding Directors” by the editors of “Corporate Alert.” In addition, he was invited to testify as an expert on corporate governance issues in May 2002, before the U.S. Senate Permanent Subcommittee on Investigations in the hearings on Enron Corp. and Arthur Andersen LLP. Mr. Campbell served as a member of the Board of Directors of CIGNA Corporation, an employee benefits company, from 1992 through March 2010. Mr. Campbell also served as a member of the

Board of Directors of The Hershey’s Company, a chocolate and sugar confectionery company, from 1995 through March 2007. Mr. Campbell has served as a member of the Board of Directors of the PEW Foundation since 2001, and is currently Chairman of the Foundation Board. Mr. Campbell received a bachelor’s degree in chemical engineering with honors from Princeton University, a master’s degree in chemical engineering from Carnegie Mellon University and a master’s degree in management through the Sloan Fellows program at MIT.

Gary A. Lyons held various positions with Neurocrine Biosciences, Inc., a biopharmaceutical company, for 15 years through January 2008, including President and Chief Executive Officer. From 1983 to 1993, Mr. Lyons held various executive positions at Genentech, Inc., a biotechnology company, including Vice President of Business Development, Vice President of Sales, and Director of Sales and Marketing. From 1973 to 1983, Mr. Lyons worked with American Critical Care, a division of American Hospital Supply Corporation, serving as Director of Sales from 1980 to 1983. Mr. Lyons presently serves as a member of the board of directors of Neurocrine Biosciences, Inc., since 1993, Rigel Pharmaceuticals, Inc., since 2005, and Poniard Pharmaceuticals, Inc., since 2009, all of which are publicly held biotechnology companies. In addition, Mr Lyons served on the Board of Directors of PDL BioPharma and Facet Biotech Corporation from 2008 through 2010. Mr. Lyons holds a bachelor’s degree in marine biology from the University of New Hampshire and an M.B.A. degree from Northwestern University, JL Kellogg Graduate School of Management.

CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MATTERS

Independence of the Board of Directors

Under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors, except for Mr. Samant, our President and Chief Executive Officer, are independent directors within the meaning of the applicable Nasdaq listing standards.

See also “Certain Relationships and Related Transactions” below.

Board Leadership Structure and Risk Management

Our Chairman of the Board position is a non-executive position, and is separate from the position of Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes that having separate positions, with an independent, non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and allows each of the positions to be carried out more effectively than if one person were tasked with both the day-to-day oversight of our business as well as leadership of our Board.

The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operations risks, including those relating to liquidity, regulatory and compliance, and monitors risk through Board reports and discussions regarding risk at Board meetings. The Board also reviews and approves corporate goals and budgets on an annual basis. Further, pursuant to its charter, the Audit Committee reviews with the Board any issues that may arise in the performance of its duties, including those relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and its Code of Business Conduct and ethics. The Compensation Committee monitors risk related to compensation policies and the Nominating/Governance Committee monitors risk related to governance and succession planning.

Corporate Governance Guidelines

We are committed to the diligent exercise of sound corporate governance principles. Our Board of Directors has adopted Corporate Governance Guidelines to provide assistance to the Board in managing Board composition, representation, function and performance. The Corporate Governance Guidelines are attached as an exhibit to the charter of our Nominating/Governance Committee, which is available on our website at www.vical.com.

Executive Sessions

As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process for stockholder communications with the Board or individual directors. Information regarding this process is available on our website at www.vical.com.

Committees of the Board of Directors

During the fiscal year ended December 31, 2010, our Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee. The Audit Committee, Compensation Committee and Nominating/Governance Committee each operate under a written charter adopted by our Board, all of which are available on our website at www.vical.com.

The following table provides membership and meeting information for the fiscal year ended December 31, 2010, for each of the committees:

Name	Audit		Compensation		Nominating/ Governance
Robert H. Campbell	X		X	*	X
R. Gordon Douglas, M.D.	X		X		X
Gary A. Lyons			X		X	*
Robert C. Merton, Ph.D.	X	*

Total meetings held in fiscal year 2010	5		3		2

*	Chairperson

Each director attended at least 75% in the aggregate of the meetings of the committees on which he served during the fiscal year ended December 31, 2010.

Below is a description of each committee of our Board of Directors. Our Board has determined that each committee member is independent within the meaning of applicable Nasdaq listing standards.

Audit Committee

Our Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees our corporate accounting and financial reporting processes, our systems of internal control over financial reporting, and audits of our financial statements. Among other functions, the Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; engages the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm ; confers with senior management and the independent registered public accounting firm regarding the adequacy and effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews annually the Audit Committee’s written charter and the committee’s performance; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results in our quarterly financial statements. The Audit Committee has the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties.

Our Board of Directors has determined that Robert C. Merton, Ph.D. qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In making such determination, the Board made a qualitative assessment of Dr. Merton’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The report of the Audit Committee is included herein on page 38.

Compensation Committee

The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our website at www.vical.com. The Compensation Committee oversees our overall compensation strategy and related policies, plans and programs. Among other functions, the Compensation Committee determines and approves the compensation and other terms of employment of our Chief Executive Officer; determines and approves the compensation and other terms of employment of our other executive officers, as appropriate; reviews and recommends to the Board the type and amount of compensation to be paid to Board members; recommends to the Board the adoption, amendment and termination of our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”); administers the Stock Incentive Plan; and reviews and establishes appropriate insurance coverage for our directors and executive officers. The Compensation Committee has the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties. The Committee has broad power to form and delegate its authority to subcommittees pursuant to its charter. The Committee has delegated authority to The President’s Stock Option Committee, which was established by our Board of Directors, to make initial equity grants within certain parameters, beyond which Compensation Committee approval is required.

The report of the Compensation Committee is included herein on page 22.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consisted of Mr. Campbell, Dr. Douglas and Mr. Lyons during the fiscal year ended December 31, 2010. No member of the Compensation Committee was at any time during or prior to the fiscal year ended December 31, 2010, an officer or employee of Vical. No interlocking relationship existed between Mr. Campbell, Dr. Douglas or Mr. Lyons and any member of any other company’s board of directors, board of trustees or compensation committee during that period.

Nominating/Governance Committee

The Nominating/Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve on our Board of Directors, reviewing and evaluating our incumbent directors and the performance of our Board; recommending to our Board for selection candidates for election to our Board of Directors; making recommendations to the Board regarding the membership of the committees of our Board; assessing the performance of our Board, including its committees; and developing a set of corporate governance guidelines for Vical.

Consideration of Director Nominees

Director Qualifications

The Nominating/Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethics and being able to read and understand basic financial statements. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Vical, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of stockholders. However, the Committee retains the right to modify these qualifications from time to time.

Qualification of Current Directors

The composition of our current Board reflects diversity in business and professional experience and skills. When considering whether our current directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, our Nominating/Governance Committee and Board focused primarily on the information discussed in each of the directors’ individual biographies set forth herein. In particular:

•	With regard to Mr. Campbell, our Board considered his experience in the global manufacturing and technology sector, as well as his expertise with corporate governance.

•

With regard to Mr. Lyons, our Board considered his extensive managerial experience, including his role as a Chief Executive Officer and other executive level positions at public and private companies in the biotechnology sector.

•	With regard to Dr. Merton, our Board considered his global experience in finance and investments, financial planning and risk management.

•

With regard to Mr. Samant, our Board considered his extensive expertise in biopharmaceutical development and product commercialization, as well as his strong technical and entrepreneurial experience in diverse fields.

•

With regard to Dr. Douglas, our Board considered his extensive industry-specific expertise, including his previously held role as President of Merck’s vaccine division, as well as his extensive experience as a physician and academician.

Evaluating Nominees for Director

The Nominating/Governance Committee reviews candidates for director nominees in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee considers age, experience, skills, and such other factors as it deems appropriate given the current needs of the Board and Vical, to maintain a balance of knowledge, experience and capability. In addition, the Nominating/Governance Committee also considers diversity in its evaluation of candidates for Board membership. The Board of Directors believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Governance Committee reviews such directors’ overall service to Vical during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote. To date, neither the Nominating/Governance Committee nor any predecessor to the Committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the Nominating/Governance Committee nor any predecessor to the Committee has rejected a timely director nominee from a stockholder, or stockholders, holding more than 5% of our voting stock.

Stockholder Nominations

The Nominating/Governance Committee will consider director candidates recommended by stockholders. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating/Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last Annual Meeting of Stockholders a written recommendation to the Nominating/Governance Committee c/o Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121, Attn: Secretary. Each submission must set forth: the name and address of the Vical stockholder on whose behalf the submission is made; the number of Vical shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Each submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Board Meetings

During the fiscal year ended December 31, 2010, our Board of Directors held nine meetings. All directors attended at least 75% in the aggregate of the meetings of our Board of Directors with the exception of Dr. Merton. Dr. Merton attended at least 75% in the aggregate of the regularly scheduled meetings of our Board of Directors but was unable to attend three out of four telephonic meetings related to our September 2010 financing due to prior commitments.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have adopted a Related-Person Transactions Policy to monitor transactions in which Vical and any of the following have an interest: a director, executive officer or other employee or a nominee to become a director of the Company; a security holder known by the Company to be the record or beneficial owner of more than 5% of any class of the Company’s voting securities; an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and any firm, corporation or other entity in which any of the foregoing persons is an executive, partner or principal or holds a similar control position or in which such person directly or indirectly has a 5% or greater equity interest (collectively, “Related Persons”). The policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company is, was or will be participants in which the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest (“Related-Person Transactions”). Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under this policy.

Under this policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only following approval by the Audit Committee in accordance with the provisions of this policy. In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the Related-Person Transaction shall be approved by another independent member of the Board. Our Related-Person Transaction Policy can be found in the Corporate Governance section posted on our website at www.vical.com.

In August of 2010 the Board of Directors, with the Audit Committee’s approval, authorized the Company to enter into an agreement with one of our current directors, Gary A. Lyons, to provide consulting services related to the Company’s business development activities. The initial term of the contract was for a five month period with $37,500 of total compensation being paid to Mr. Lyons during that period. The agreement was extended in December 2010 for an additional six months under the same terms as the original agreement.

There were no other related person transactions since January 1, 2010 required to be reported pursuant to applicable SEC rules.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all of our officers, directors and employees, which can be viewed on our website at www.vical.com. If we make any substantive amendments to our Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract, retain, and motivate the best possible executive talent. In doing so, the Committee seeks to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has maintained, and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, commercial, and operational performance.

The Compensation Committee in conjunction with management develops our compensation plans by utilizing subscription compensation survey data for national and regional companies in the biopharmaceutical industry and publicly available compensation data from a peer group. In addition, the Compensation Committee will, from time to time, use the services of a compensation consultant. The peer group, which is periodically updated by management and reviewed by the Board of Directors, consists of representative companies considering various factors including product focus, market capitalization, number of employees, and cash position. The individual companies in our peer group for 2010 included Antigenics, Inc., ArQule, Inc., BioCryst Pharmaceuticals, Inc., Curis, Inc., Cypress Bioscience, DUSA Pharmaceuticals, Inc., Dynavax Technologies Corporation, GenVec, Inc., Idera Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Ligand Pharmaceuticals Incorporated, Molecular Insight Pharmaceuticals, Inc., Neurocrine Biosciences Inc., Novavax Inc., Orexigin Therapeutics, Inc., Osiris Therapeutics, Inc. Repligen Corporation, Sangamo Biosciences, Inc., Sucampo Pharmaceuticals, Inc., Synta Pharmaceutics, Inc., Trubion Pharmaceuticals, Inc., Xenoport, Inc., and Xoma Ltd.

We believe that the practices of the peer group of companies provide us with appropriate compensation benchmarks for base salary, cash bonuses and equity based awards. For benchmarking executive compensation, we typically review compensation survey data obtained from subscription services as well as the compensation data we have collected from the peer group of companies. This data is presented to the Compensation Committee as part of the annual review process.

Based on management’s analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with the following ranges of salaries and total compensation for executives in similar positions and with similar responsibilities in the companies represented in the compensation data we review :

•	median range for a rating of meets expectations in the previous year;

•	60th percentile for a rating of exceeds expectations in the previous year; and

•	75th percentile for a rating of outstanding in the previous year.

The Compensation Committee also recognizes superior performance may, if justified, warrant compensation levels at up to the 100th percentile of the compensation data we review.

We work within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular employment background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our Company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

The Company’s Compensation Committee has implemented an annual performance program, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each executive. The Company’s corporate goals are organized within the following three departments:

•	finance;

•	business development; and

•	product development.

Performance against the Company’s corporate and the executives’ individual goals is used by the Compensation Committee and the Board of Directors in evaluating and determining all facets of the compensation of the Company’s executives.

2010 Corporate Goals

When choosing target levels for the Company’s corporate goals, the Compensation Committee generally aims to create stretch goals, but achievable goals, set in a manner that will motivate the Company’s executives. As a result, achievement of these goals by the Company would reflect that the Company had exceeded expectations for the given year. By way of example regarding the difficulty of achieving the corporate goals set by the Compensation Committee, in 2009 the Company’s achievement of corporate goals resulted in 75 out of 100 possible points on the sliding scale system described below under, “Achievement of 2010 Corporate and Individual Goals”. Corporate goals for finance are set with specific quantitative targets, while corporate goals for business development and product development have both quantitative and qualitative targets.

Annual corporate goals are proposed by management, reviewed, modified where appropriate and finally approved by the Board of Directors by no later than the first quarter of the applicable calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, operational and administrative milestones within the three corporate departments described above.

For 2010, the Compensation Committee established the following finance corporate goals:

•	maintaining an annual cash burn of $26 million or less; and

•	raising additional capital before December 31, 2010.

The Company’s 2010 business development corporate goal included:

•	completing certain partnership activities.

The Compensation Committee also established product development corporate goals for 2010 which included:

•	completing certain analysis for Allovectin® by November 30, 2010;

•	agreeing to an Allovectin® Endpoint Assessment and Adjudication Charter, or EAAC, with the U.S. Food and Drug Administration (“FDA”) by June 30, 2010;

•	completing initial data analysis or database lock of our Phase 2 TransVax® clinical study by June 30, 2010;

•	obtaining internal and expert consensus on preliminary TransVax® Phase 3 trial design, end points and global regulatory strategy by June 30, 2010; and

•	completing interim Phase 1 H1N1 clinical assays by June 30, 2010.

2010 Individual Goals

Annual individual goals focus on contributions which facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Individual goals are proposed by each executive and approved by the Company’s Chief Executive Officer (the “CEO”). The CEO’s goals are identical to the corporate goals approved by the Board of Directors.

The 2010 individual goals for the Company’s Senior Vice President, Chief Financial Officer and Secretary included:

•	managing the company’s operations within budget;

•	raising additional capital by December 31, 2010;

•	supporting business development partnership efforts;

•	enhancing oversight of the Company’s license agreements;

•	effectively managing outside legal counsel on legal issues;

•	managing the Company’s intellectual property strategy; and

•	effectively communicating with the Company’s Board of Directors.

The 2010 individual goals for the Company’s Executive Vice President, Product Development included:

•	providing oversight for the Company’s Allovectin® program, including assisting with critical objectives and partnering activities;

•

transitioning the leadership of the TransVax™ and CyMVectin™ programs to the Vice President of Clinical and thereafter providing strategic and scientific input for the programs and assisting with partnership activities;

•	aiding in the development and partnering of the Company’s Vaxfectin® program;

•	providing product development guidance for the Company’s pandemic flu programs;

•	overseeing the Company’s technology development initiatives including helping to define strategic and operational objectives;

•	reviewing plans and progress of the Company’s programs supported by government grants; and

•	creating project plans and budgets for the Company’s various research and development programs.

The CEO performs an interim assessment of the individual goals for the Company’s other executive officers in the third quarter of each calendar year to determine individual progress against the previously established goals. The individual goals for the Company’s executive officers, other than the CEO, may be modified at that time to account for significant changes in the Company’s operating strategy.

Achievement of 2010 Corporate and Individual Goals

The achievement of corporate goals is measured on a sliding scale based on the Company’s actual performance relative to the specified target levels. The Company typically expects the level of achievement of each goal to fall in the mid to upper end of the scale. Each corporate goal has a maximum number of points possible on the scale, which is weighted based on the goal’s importance to the Company’s overall performance. In 2010, the Company’s finance, business development and product development corporate goals accounted for 20, 20 and 60 points, respectively, of the 100 overall points possible for the achievement of corporate goals. Following each year, the Compensation Committee, based upon the recommendations of the Company’s management, determines the extent to which each corporate goal was achieved for the previous year, which results in an overall performance score for the previous year’s corporate goals. The Compensation Committee generally considers a score of between 55 and 74 points as meeting expectations for corporate goals as a whole.

For 2010, the Compensation Committee scored the actual performance of the corporate goals relative to the specified targets as follows:

•	maintaining an annual cash burn of $26 million or less (achieved 6 out of 10 points);

•	raising additional capital before December 31, 2010 (achieved 10 out of 10 points);

•	completing certain partnership activities (achieved 10 out of 20 points);

•	completing certain analysis for Allovectin® by November 30, 2010 (achieved 20 out of 20 points);

•	agreeing to an Allovectin® EAAC charter with the FDA by June 30, 2010 (achieved 4 out of 5 points);

•	completing initial data analysis or database lock of our Phase 2 TransVax® clinical study by June 30, 2010 (achieved 8 out of 10 points);

•	obtain internal and expert consensus on preliminary TransVax® Phase 3 trial design, end points and global regulatory strategy by June 30, 2010 (achieved 10 out of 10 points); and

•	complete interim Phase 1 H1N1 HI clinical assays by June 30, 2010 (achieved 12 out of 15 points).

The Compensation Committee’s assessment of each corporate goal on the sliding scale resulted in a total of 80 points out of the 100 points possible for corporate goal achievement in 2010.

Consistent with the Company’s compensation philosophy, the evaluation of the achievement of individual goals by each executive (other than the CEO) begins with a written self-assessment, which is submitted to the CEO. The CEO prepares a written evaluation based on the executive’s self-assessment, the CEO’s own evaluation of the executive’s performance, and input from others within the Company. Whether and to what extent an executive’s individual goals were met is determined on an aggregate, rather than goal-by-goal, basis. For 2010, it was determined that the Company’s Senior Vice President, Chief Financial Officer and Secretary and the Company’s Executive Vice President, Product Development both achieved their individual goals on an aggregate basis.

Determination of Executive Compensation

After performing the individual evaluations, the CEO submits recommendations for approval to the Compensation Committee for salary increases, cash bonuses, and stock based awards for the other executives. In the case of the CEO, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes, cash bonus, and stock-based awards. Annual base salary increases, annual stock-based awards, and annual cash bonuses, to the extent granted, are implemented during the first calendar quarter of the year.

The Company does not directly associate the achievement of any corporate goal, the overall performance score for corporate goals, or an executive’s overall performance with respect to his or her individual goals, with any particular compensation outcome. Rather, the overall performance score for corporate goals and each executive’s overall performance with respect to his or her individual goals is used as a tool for the Compensation Committee to evaluate appropriate salary increases, cash bonuses and stock-based awards. In addition to corporate and individual goal achievement, the Compensation Committee also considers the following factors in determining an executive’s compensation package:

•	The executive’s role within the Company and the compensation data for similar persons in peer group companies and subscription compensation survey data;

•	The demand for executives with the executive’s specific expertise and experience;

•	A comparison to other executives within the Company having similar levels of expertise and experience; and

•	Uniqueness of the executive’s industry skills.

The Compensation Committee retains ultimate discretion as to whether any salary increases, cash bonuses or stock-based awards will be awarded for any year, including whether to accept or vary from the CEO’s recommendations regarding such salary increases, cash bonuses or stock-based awards for other executives.

Based upon the individual assessment of the achievement of goals established for 2010, the Compensation Committee approved certain discretionary cash bonuses and stock-based awards for our named executive officers. Specifically, the Compensation Committee granted Vijay B. Samant, Jill M. Broadfoot, and Alain P. Rolland cash bonuses of 52%, 41% and 41% of base salary, respectively, restricted stock units covering 150,000, 60,000 and 60,000 shares, respectively, and stock options covering 450,000, 180,000 and 180,000 shares, respectively.

Factors influencing the determination of cash bonus and stock-based awards granted to Mr. Samant included the level of awards granted for 2009 and the median awards and equity position of CEOs in the Company’s peer group and companies represented in compensation survey data, as well as the Compensation Committee’s determination that Mr. Samant’s awards should be higher than 2009 levels for 2010 based upon the fact that the Company exceeded its expectations with respect to 2010 corporate goals, the Compensation Committee’s assessment that demand for executives with Mr. Samant’s level of skill and experience was relatively high, the unique skills of Mr. Samant that benefit the Company and the Compensation Committee’s assessment that it would be relatively difficult to replace those skills.

Factors influencing the determination of cash bonus and stock-based awards granted to Ms. Broadfoot included the level of awards granted for 2009 and the median awards and equity position of CFOs in the Company’s peer group and companies represented in compensation survey data, as well as the Compensation Committee’s determination that Ms. Broadfoot’s awards should be higher than 2009 levels for 2010 based upon the Company’s achievement of its 2010 corporate goals as set forth above, the fact that the Ms. Broadfoot achieved her 2010 individual goals, Ms. Broadfoot’s role in overseeing the administrative functions of the Company, the Compensation Committee’s assessment that demand for executives with Ms. Broadfoot’s level of skill and experience was relatively high, the unique skills of Ms. Broadfoot that benefit the Company and the Compensation Committee’s assessment that it would be relatively difficult to replace those skills.

Factors influencing the determination of cash bonus and stock-based awards granted to Mr. Rolland included the level of awards granted for 2009 and the median awards and equity position of Product Development Executives in the Company’s peer group and companies represented in compensation survey data, as well as the Compensation Committee’s determination that Mr. Rolland’s awards should be higher than 2009 levels for 2010 based upon the Company’s achievement of its 2010 corporate goals as set forth above, the fact that Mr. Rolland achieved his 2010 individual goals, Mr. Rolland’s role in overseeing the Product Development functions of the Company, the Compensation Committee’s assessment that demand for executives with Mr. Rolland’s level of skill and experience was relatively high, the unique skills of Mr. Rolland that benefit the Company and the Compensation Committee’s assessment that it would be relatively difficult to replace those skills.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that if our executives meet the performance expectations of the Compensation Committees then their base salaries should be in line with the median range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. However we also believe that superior performance may, if justified, warrant compensation levels at up to the 100th percentile of the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our annual performance program and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If necessary, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, the Compensation Committee adjusts base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and certain non-executive employees. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. Currently, all executives and certain non-executive employees are eligible for annual performance-based cash bonuses. The bonus amounts for our executives typically range between 15%-55% of their base salary. The payment of any bonus is at the discretion of the Compensation Committee.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executives in equity-based awards. Our Stock Incentive Plan allows the grant to executives of stock options, restricted stock, and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual stock based grants as part of our overall compensation program. The cumulative amount of stock options granted as part of our annual performance program is approved by the Compensation Committee. All equity-based awards granted to executives are approved by our Compensation Committee or our Board of Directors. Our current practice, as required by our Stock Incentive Plan, is to price equity-based awards at the closing price of our common stock on the date the awards are granted.

Initial stock option awards. Executives who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of hire and quarterly thereafter for the next three years. The amount of the initial stock option award is determined based on the executive’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review. The amount of the initial stock option award is also reviewed in light of the executive’s base salary and other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Annual stock option awards. Our practice is to make annual stock option awards as part of our overall performance program or upon promotion. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set near competitive median levels for companies represented in the compensation data we review. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of the executive’s compensation is conducted, including awards granted in prior periods, when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Restricted stock unit awards. We make grants of Restricted Stock Units (“RSUs”) to executives and certain non-executive employees to provide additional long-term incentive to build stockholder value. RSU awards are made in anticipation of contributions that will create value in the Company. Because the shares underlying the RSUs have a defined value at the time the RSU grant is made, RSU grants are often perceived as having more immediate value than stock options, which have a less calculable value when granted. However, the RSUs we grant generally cover fewer shares than the stock options we would grant for a similar purpose. RSUs typically vest 25% on the first anniversary of the date of grant and quarterly thereafter for the next three years. Executives have the option at the time of grant to defer the issuance of the shares underlying the RSUs beyond the date at which the RSU vests. This feature allows the individual to defer the payment of income taxes related to these shares until the shares underlying the RSU are issued. Upon vesting and issuance of the common stock underlying the RSU the Company typically withholds from each holder the number of shares of common stock necessary in order to satisfy our statutory minimum tax withholding obligation. This feature provides the holders with a method to satisfy our statutory minimum tax withholding obligations without immediately selling a portion of the shares issued.

Other Compensation

We maintain broad-based benefits and perquisites that are offered to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan. In particular circumstances, we also utilize cash signing bonuses when certain executives join us. Generally, such cash signing bonuses are contractually required to be repaid on a pro-rata basis to the Company if the employee recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses, and/or to create additional incentive for an executive to join our Company in a position where there is high market demand. We also reimburse our Chief Executive Officer for certain relocation costs up to $50,000 per year. A majority of the reimbursement is used for temporary housing while he is in San Diego.

Termination Based Compensation

Severance. Upon termination of employment, our executive officers are entitled to receive severance payments. In determining whether to approve and setting the terms of such severance arrangements, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. If our executive officers, other than our Chief Executive Officer, are terminated without “cause”, or they resign for “good reason” (as defined in their employment agreements), they will be entitled to severance consisting of continued base salary payments at the then-current rate, including the payment of health insurance premiums, for a period of 12 months, plus a payment equal to the executive officer’s cash bonus in the previous year. Our Chief Executive Officer’s employment agreement provides for severance consisting of 18 months of continued base salary plus a payment equal to one and one half times any cash bonus paid in the prior year, if his employment is terminated without “cause” or if he resigns for “good reason” (as defined in his employment agreement). In addition, our executive officers, other than our Chief Executive Officer, receive accelerated vesting on all their unvested stock awards as if they had remained employed by us for 12 months from the date of termination. Our Chief Executive Officer receives accelerated vesting on all his unvested stock awards as if he had remained employed by us for 18 months from the date of termination.

In the event that the termination occurs within 24 months of a “change in control” (as defined in the agreements), the severance for our executive officers, other than our Chief Executive Officer, consists of lump sum payments equal to 18 months of base salary at the then-current rate, the payment of health insurance premiums for 12 months, plus a payment equal to the executive’s officer’s cash bonus paid in the previous year. Our Chief Executive Officer’s employment agreement provides for severance of a lump sum equal to 24 months of base salary at the then-current rate, the payment of health insurance premiums for 18 months, plus a payment equal to one and one half times any cash bonus paid in the prior year. In addition, all outstanding unvested stock awards held by our executive officers will vest immediately.

Additional details about these severance provisions, including definitions of “cause” and “good reason” can be found under “Potential Payments Upon Termination or Change in Control,” below. We believe that our executives’ severance packages are generally in line with severance packages offered to executives of the companies of similar size to us represented in the compensation data we reviewed.

Acceleration of vesting of equity-based awards. In addition to the severance provisions contained in the employment agreements with our executive officers, provisions of our Stock Incentive Plan allow our Board of Directors to grant stock-based awards to employees and executives that provide for the acceleration of vesting in the event of a “change of control” (as defined in the Plan). Currently, all of our outstanding equity-based awards include provisions that accelerate vesting of such awards in the event of a change of control. The Compensation Committee believes that these provisions are properly designed to promote stability during a change of control and enable our executives to focus on corporate objectives during a change of control, even if their employment may be subsequently terminated.

Tax and Accounting Implications

Deductibility of executive compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executives.

Accounting for stock-based compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). The Compensation Committee considers the accounting impact of equity-based compensation when developing the Company’s compensation strategy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this filing into any other filing of Vical under the Securities Act or the Exchange Act, except to the extent Vical specifically incorporates this report by reference.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Robert H. Campbell

R. Gordon Douglas, M.D.

Gary A. Lyons

SUMMARY COMPENSATION TABLE

The Company has entered into compensation agreements with its executives. The terms of those agreements provide for benefits such as relocation reimbursement, severance payments and vesting acceleration of equity-based awards in the event of a change of control. The terms of these benefits are further discussed under the heading “Compensation Components” included herein. The following table provides information regarding the compensation of each of our named executive officers for each of the three fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Vijay B. Samant President and Chief Executive Officer	2010 2009 2008	500,000 470,000 470,000	262,000 250,000 190,000	415,200 137,600 106,500	660,382 196,045 159,317	56,517 56,517 56,277	(3) (4) (5)	1,894,099 1,110,162 982,094

Jill M. Broadfoot Senior Vice President, Chief Financial Officer and Secretary	2010 2009 2008	295,000 284,000 284,000	120,000 115,000 80,000	173,000 60,200 29,820	275,159 81,686 69,701	661 5,091 5,523		863,820 545,977 469,044

Alain P. Rolland Pharm.D., Ph.D. Executive Vice President, Product Development	2010 2009 2008	320,000 306,000 306,000	130,000 120,000 80,000	173,000 60,200 21,300	273,645 81,226 49,786	5,971 5,971 5,731		902,616 573,397 462,817

(1)	Annual bonuses are granted after the completion of each calendar year at the Compensation Committee’s discretion, taking into account the Company’s performance against corporate goals and, except with respect to our Chief Executive Officer, each named executive officer’s performance against his or her individual goals, as more fully described above.

(2)	These amounts represent the grant date fair value of equity-based awards granted by the Company during the years presented, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 4, 2011. Such discussion is found in said Form 10-K in Note 1 of the Financial Statements.

(3)	Of the amount shown, $50,000 represents relocation costs, including $31,304 in rent and utility payments for an apartment for Mr. Samant and $15,783 for tax reimbursements.

(4)	Of the amount shown, $50,000 represents relocation costs, including $30,461 in rent and utility payments for an apartment for Mr. Samant and $16,137 for tax reimbursements.

(5)	Of the amount shown, $50,000 represents relocation costs, including $31,677 in rent and utility payments for an apartment for Mr. Samant and $14,537 for tax reimbursements.

GRANTS OF PLAN BASED AWARDS

The following table provides details regarding stock-based awards granted to each of our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Vijay B. Samant	1/11/2010 1/11/2010	— 120,000	360,000 —	3.47 —	660,382 415,200

Jill M. Broadfoot	1/11/2010 1/11/2010	— 50,000	150,000 —	3.47 —	275,159 173,000

Alain P. Rolland, Pharm.D., Ph.D.	1/11/2010 1/11/2010	— 50,000	150,000 —	3.47 —	273,646 173,000

(1)	The amounts shown reflect the number of shares underlying the RSUs granted to each named executive officer. The par value of $0.01 per share of the underlying shares of an RSU grant is paid by the named executive officer on the date of grant.

(2)	The right to exercise the above stock options and RSUs generally vests 25% on the first anniversary date of the grant, with the remaining rights vesting quarterly over the remaining three years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides details regarding outstanding stock-based awards for each of our named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Vijay B. Samant	125,000 150,000 100,000 75,000 60,000 93,750 55,000 105,000 —	— — — — — 6,250 25,000 135,000 360,000	9.40 3.11 6.35 5.08 4.54 6.71 4.27 1.73 3.47	2/4/2012 1/27/2013 2/8/2014 2/21/2015 1/5/2016 1/4/2017 1/3/2018 1/8/2019 1/10/2020	174,687	352,868

Jill M. Broadfoot	60,000 20,000 20,000 46,875 24,063 43,750 —	— — — 3,125 10,937 56,250 150,000	4.80 5.08 4.54 6.71 4.27 1.73 3.47	10/10/2014 2/21/2015 1/5/2016 1/4/2017 1/3/2018 1/8/2019 1/10/2020	72,499	146,448

Alain P. Rolland, Pharm.D., Ph.D.	60,000 20,000 15,000 15,000 15,000 28,125 17,188 43,750 —	— — — — — 1,875 7,812 56,250 150,000	6.48 3.11 6.35 5.08 4.54 6.71 4.27 1.73 3.47	7/31/2012 1/27/2013 2/8/2014 2/21/2015 1/5/2016 1/4/2017 1/3/2018 1/8/2019 1/10/2020	71,624	144,680

(1)	The right to exercise the above stock options vests 25% on the first anniversary of the date of the grant, with the remaining rights vesting quarterly over the remaining three years.

(2)	The market value of the RSUs is determined by multiplying the number of shares underlying the RSUs by the closing price for our Common Stock of $2.02 on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table provides details regarding stock options exercised and RSUs vested for each of our named executive officers for the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting($) (1)
Vijay B. Samant	—	—	50,000	(2)	147,015
Jill M. Broadfoot	—	—	20,000	(3)	58,538
Alain P. Rolland, Pharm.D., Ph.D.	—	—	18,325		58,872

(1)	Represents the number of shares vested multiplied by the market value of the underlying shares on the vesting date less the purchase price of $0.01 per share.

(2)	Mr. Samant elected to defer receipt of 41,250 of these shares until the earlier of a change in control as defined in the Stock Incentive Plan or 90 days following the termination of his employment.

(3)	Ms. Broadfoot elected to defer receipt of these shares until February 1, 2015. The deferral agreements allow the employee to receive the vested shares prior to the deferral date only in the event of a change in control or upon termination of employment.

NONQUALIFIED DEFERRED COMPENSATION TABLE

We grant RSUs to our executives and other employees. The RSUs granted typically vest 25% on the first anniversary date of the grant, with the remaining rights vesting quarterly over the remaining three years and, once vested, allow the participants to acquire shares of common stock at par value. At the time the RSU is granted the employee has the option to defer the release of the common stock underlying the RSU to a future date which is after its vesting date. The election to defer the release of the common stock underlying the RSU also defers the required state and federal income tax withholding requirements until those shares are released. The election to defer the release of the common shares underlying the RSU is irrevocable. The deferral agreements allow the employee to receive the vested shares prior to the deferral date only in the event of a change in control or upon termination of employment. The following table provides details regarding the value of stock awards as of December 31, 2010, for which issuance of the shares underlying those awards has been deferred, the increase in value of deferred shares during the current year and the value of deferred shares which were released during the current year.

Name	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Contributions ($)		Aggregate Balance at Last FY ($)(1)
Vijay B. Samant	—	—		267,020
Jill M. Broadfoot	—	—		88,377
Alain P. Rolland, Pharm.D., Ph.D	—	2,585	(2)	—

(1)	Amount represents the market value of vested but unreleased shares multiplied by the closing price for the Company’s Common Stock of $2.02 on December 31, 2010.

(2)	Represents the full fair market value on the release date for shares which vested prior to January 1, 2010 and were released in 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with our executive officers which include provisions that entitle those executive officers to receive severance payments in specified cases upon termination without “cause”, or resignation for “good reason”. Severance for our executive officers, other than our Chief Executive Officer, consists of continued base salary payments at the then-current rate, including the payment of health insurance premiums, for a period of 12 months, plus a payment equal to the executive officer’s cash bonus in the previous year. In addition, our executive officers, other than our Chief Executive Officer, receive accelerated vesting on all their unvested stock awards as if they had remained employed by us for 12 months from the date of termination. Cause is defined as any one of the following: (i) failure to perform the executive’s duties, (ii) gross misconduct, (iii) fraud or (iv) a conviction of, or a plea of “guilty” or “no contest” to a felony. Good reason is defined as any one of the following: (i) a material reduction in authority or responsibility or significant demotion or (ii) a material reduction in base salary or a reduction in base salary of more than 25%. To resign for good reason, an executive must notify us of his or her intention within 60 days after the occurrence of a condition constituting “good reason” and provide us with 30 days to cure the condition. In the event that our executives qualify for severance payments, the salary continuation payments will be made on a bi-monthly basis and will be reduced dollar for dollar by any other compensation earned by the executives during the severance period as an employee or independent contractor. In the event that the termination occurs within 24 months of a “change in control,” as defined in the agreements, the severance for our executive officers, other than our Chief Executive Officer, consists of lump sum payments equal to 18 months of base salary at the then-current rate, the payment of health insurance premiums for 12 months, plus a payment equal to the executive officer’s cash bonus paid in the previous year. In addition, all outstanding unvested stock awards held by our executive officers will vest immediately.

We have entered into an employment agreement with our Chief Executive Officer, which provides for continued base salary payments at the then-current rate, including the payment of health insurance premiums, for a period of 18 months, plus a payment equal to one and one half times his cash bonus in the previous year, if his employment is terminated without “cause” or if he resigns for “good reason”. In addition, he receives accelerated vesting on all his unvested stock awards as if he had remained employed by us for 18 months from the date of termination. Cause is defined as any one of the following: (i) failure to perform the executive’s duties, (ii) gross misconduct, (iii) fraud or (iv) a conviction of, or a plea of “guilty” or “no contest” to a felony. Good reason is defined as any one of the following: (i) a material reduction in authority or responsibility, (ii) removal of the direct reporting relationship with the Board of Directors, (iii) any reduction in base compensation, or (iv) a material breach of the employment agreement. In the event that our Chief Executive Officer qualifies for severance payments, the salary continuation payments will be made on a bi-monthly basis, will be reduced dollar for dollar by any other compensation earned by him, during the severance period, as an employee or consultant, and will be terminated if he enters into an employment or consulting agreement with a company which is primarily involved in research, development or commercialization of a method of delivery of naked DNA into humans or animals. In the event that the termination occurs within 24 months of a “change in control,” as defined in the agreement, our Chief Executive Officer’s employment agreement provides for a lump sum payment equal to 24 months of base salary, at the then-current rate, the payment of health insurance premiums for 18 months, plus a payment equal to one and one half times his cash bonus paid in the previous year. In addition, all outstanding unvested stock awards held by our Chief Executive Officer will vest immediately.

All of the Company’s outstanding equity-based awards include provisions that accelerate vesting of such awards in the event of a change of control. A change of control is defined as the occurrence of either of the following events: (i) a change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either: (a) had been directors of the Company 24 months prior to such change; or (b) were elected, or nominated for election, to the Board of Directors with the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or (ii) any person by the acquisition or aggregation of securities of the Company representing 50% or more of the combined voting power of the Company’s securities eligible to vote for the election of directors.

The following table provides details of potential payments which could occur upon termination of the named executive officers or in the event of a change of control of the Company assuming a triggering event occurred on December 31, 2010.

Name	Cash Severance Payment ($)(1)	Bonus Payment ($)	Health Insurance Premiums ($)(1)	Acceleration of Equity Awards ($)(2)
Vijay B. Samant • Involuntary termination without cause • Voluntary resignation for good reason • Change in control	750,000 750,000 1,000,000	393,000 393,000 393,000	31,194 31,194 31,194	241,546 241,546 390,271

Jill M. Broadfoot • Involuntary termination without cause • Voluntary resignation for good reason • Change in control	295,000 295,000 443,000	120,000 120,000 120,000	20,796 20,796 20,796	73,580 73,580 162,035

Alain P. Rolland, Pharm.D., Ph.D. • Involuntary termination without cause • Voluntary resignation for good reason • Change in control	320,000 320,000 480,000	130,000 130,000 130,000	20,796 20,796 20,796	72,073 72,073 160,277

(1)	In the cases of an involuntary termination without cause and voluntary resignation with good reason, the amounts assume no subsequent employment or consultancy by the executive during the applicable severance period.

(2)	The amounts shown reflect (a) for stock options, the excess, if any, of the closing market price of our common stock at December 31, 2010 over the exercise price of the stock options, multiplied by the number of shares underlying the options for which vesting is accelerated due to the specified termination and (b) for RSUs, the closing market price of our common stock at December 31, 2010, multiplied by the number of shares underlying the RSUs for which vesting is accelerated due to the specified termination.

DIRECTOR COMPENSATION

The compensation program for our non-employee directors is intended to fairly compensate them for the time and effort required of a director. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The Board also takes into consideration the performance of the Company when determining the appropriate level of their compensation.

Director Fees

Each of our non-employee directors receives an annual fee of $20,000 for service on the Board of Directors. Each of our non-employee directors also receives $1,500 for attending each meeting of the Board of Directors. All fees are paid on a quarterly basis. Non-employee directors are also reimbursed for their expenses for each meeting attended.

Director Equity Awards

Under the Stock Incentive Plan, each of our new non-employee directors, on the date of his or her election to the Board of Directors, receives an option to purchase 90,000 shares of our common stock at its fair market value on the date of grant and an RSU covering 30,000 shares of our common stock. The shares subject to these options and RSUs generally vest 25% on the first anniversary of the date of grant, with the remaining shares vesting quarterly over the next three years. Each non-employee director who has served on our Board of Directors for at least six months on the date of each regular Annual Meeting of Stockholders also receives an annual grant of an option to purchase 56,250 shares of our common stock and an RSU covering 18,750 shares of our common stock. These options and RSUs vest in full on the date of the regular Annual Meeting of Stockholders for the year following the year in which the options and RSUs were granted. No more than an aggregate of 30% of the shares available under our Stock Incentive Plan are available for grant to non-employee directors. Our Board of Directors may provide discretionary grants under the Stock Incentive Plan to our non-employee directors. Under the Stock Incentive Plan, stock-based awards to purchase a total of 1,137,500 shares of our common stock have been granted to our current non-employee directors, with 345,000 shares of this total amount granted during the fiscal year ended December 31, 2010.

Fees and Equity Awards of the Chairman of the Board of Directors

Dr. Douglas receives an annual fee of $25,000 (in lieu of the $20,000 annual fee which he would otherwise receive as a non-employee director) for serving as Chairman of our Board of Directors. Our Chairman of the Board of Directors also receives an annual grant of an option to purchase 90,000 shares of our common stock and an RSU covering 30,000 shares of our common stock under the Stock Incentive Plan (in lieu of the annual grant of an option to purchase 56,250 shares and an RSU covering 18,750 shares which he would otherwise receive as a non-employee director) which also vest in full on the date of the regular Annual Meeting of Stockholders for the year following the year in which the options and RSUs were granted.

Committee Fees

The Chairman of the Audit Committee of the Board of Directors receives an annual Audit Committee Chairman fee of $10,000. Other Audit Committee members receive an annual Audit Committee Member fee of $5,000. The Chairman of the Compensation Committee and the Chairman of the Nominating/Governance Committee each receive an annual Committee Chairman fee of $5,000. Other members of the Compensation and Nominating/ Governance Committees receive an annual Committee Member fee of $2,500.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

Name(1)	Fees Earned in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
R. Gordon Douglas, M.D.	42,500	94,200	127,026	—		263,726
Robert H. Campbell	36,250	58,875	79,391	—		174,516
Gary A. Lyons	38,500	58,875	79,391	37,500	(3)	214,266
Robert C. Merton, Ph.D.	36,000	58,875	79,391	—		174,266

(1)	Vijay B. Samant, the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director.

(2)

These amounts represent the grant date fair value of equity-based awards granted by the Company during 2010, determined in accordance with FASB ASC Topic 718. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 4, 2011. Such discussion is found in said Form 10-K in Footnote 1 of the Consolidated Financial Statements. As of December 31, 2010, each director had the following number of shares underlying RSUs and options outstanding: R. Gordon Douglas, M.D. – 30,000 and 310,000; Robert H. Campbell – 18,750 and 176,250; Gary A. Lyons – 25,000 and 160,937; and Robert C. Merton, Ph.D. – 18,750 and 188,750.

(3)	Fees related to a consulting agreement entered into with the Company in August 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2010, with respect to our equity compensation plan in effect on that date.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	5,186,105	$4.06	5,346,415

SECURITY OWNERSHIP

Security Ownership of Directors and Named Executive Officers

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 1, 2011, for each director of the Company, each executive named in the Summary Compensation Table herein, and by all directors and named executive officers of the Company as a group.

Name	Common Stock	Rights to Acquire Shares Within 60 Days of March 1, 2010	Total Stock and Stock Based Holdings	Percent of Total(1)
Vijay B. Samant	101,263	900,002	1,001,265	1.38%
Jill M. Broadfoot	4,625	272,189	276,814	*
Alain P. Rolland, Pharm.D., Ph.D.	41,478	278,438	319,916	*
Robert H. Campbell	13,500	120,000	133,500	*
R. Gordon Douglas, M.D.	20,000	220,000	240,000	*
Gary A. Lyons	6,250	104,687	110,937	*
Robert C. Merton, Ph.D.	12,500	132,500	145,000	*
All directors and executive officers as a group (7 persons)	199,616	2,027,816	2,227,432	3.02%

*	Less than 1%

(1)	Percent of shares beneficially owned by any person is calculated by dividing the number of shares beneficially owned by that person as of March 1, 2011 (including any shares which that person has the right to acquire beneficial ownership of within 60 days), by the sum of the total number of shares outstanding as of March 1, 2011, and the number of shares which that person has the right to acquire beneficial ownership of within 60 days of March 1, 2011. Applicable percentages are based on 71,695,518 shares of our common stock outstanding as of March 1, 2011, adjusted as required.

Security Ownership of Certain Beneficial Owners

The following sets forth the beneficial ownership of the Company’s Common Stock as of March 1, 2011, for each stockholder who was a beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock on such date. The information below is based on filings by the beneficial owners with the Security and Exchange Commission pursuant to sections 13(g) under the Exchange Act as well as additional information provided to us by the stockholders as noted in the footnotes below. The Company is not aware of any other beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address	Common Stock	Percent of Total(1)
Federated Investors, Inc. (2) Federated Investors Tower Pittsburgh, PA 15222	11,445,839	16.0%
T. Rowe Price Associates, Inc. (3) Federated Investors Tower Pittsburgh, PA 15222	4,682,100	6.5%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	4,626,093	6.5%
Austin W. Marxe/David M. Greenhouse (5) c/o Special Situations Funds 527 Madison Avenue #2600 New York, NY 10022	4,612,586	6.4%
Singer, James R. (6) 8 Highview Street South Freeport Street, ME 04078	3,721,300	5.2%

(1)	Percent of shares beneficially owned by any stockholder is calculated by dividing the number of shares beneficially owned by the stockholder by the sum of the number of shares outstanding as of March 1, 2011. Applicable percentages are based on 71,695,518 shares of our common stock outstanding as of March 1, 2011.

(2)	Based on Amendment No. 9 to Schedule 13G filed by Federated Investors, Inc. (“Federated”) on February 9, 2011. According to the schedule 13G, 11,445,839 shares of our common stock were beneficially owned by Federated, Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue as of December 31, 2010.

(3)	Based on Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on February 10, 2011. According to the schedule 13G, 4,682,100 shares of our common stock were beneficially owned by T. Rowe as of December 31, 2010.

(4)	Based on Schedule 13G filed by BlackRock, Inc. on February 9, 2011. According to the schedule 13G, 4,626,093 shares of our common stock were beneficially owned by BlackRock, Inc. as of December 31, 2010.

(5)	Based on Amendment No. 4 to Schedule 13G filed by Austin W. Marxe and David M. Greenhouse (“Marxe and Greenhouse”) on February 11, 2011. According to the schedule 13G, Marxe and Greenhouse share sole voting and investment power over 2,124,500 shares of our common stock owned by Special Situations Fund III QP, L.P., 859,515 shares of our common stock owned by Special Situations Private Equity Fund, L.P., 710,900 shares of our common stock owned by Special Situations Cayman Fund, L.P. and 917,671 shares of our common stock owned by Special Situations Life Sciences Fund, L.P. as of December 31, 2011.

(6)	Based on Schedule 13G filed by James R. Singer (“Singer”) on February 1, 2011. According to the Schedule 13G filing, Singer had sole voting power with respect to 3,721,300 shares of our common stock as of December 31, 2010.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statements. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of three years.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders once every three years. We value the opinion of our stockholders and welcome communication regarding our executive compensation policies and practices. After taking into account various considerations, we believe that a triennial vote will provide stockholders with the ability to express their views on our executive compensation policies and practices while providing us with an appropriate amount of time to consult with our stockholders and to consider their input. Our executive compensation program is administered by our Compensation Committee, as described in this proxy statement. Compensation decisions are complex and, with respect to our named executive officers, are disclosed in our proxy statement. We believe that establishing a three-year time frame for holding stockholder advisory votes on executive compensation will both enhance stockholder communication and provide the Company time to consider, engage with and respond to stockholders, in terms of expressed concerns or other feedback.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of the Company’s named executive officers once every one, two or three calendar years that receives the votes from the holders of the majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting shall be considered the frequency preferred by the stockholders.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes from the holders of the majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “THREE YEARS” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is seeking stockholder ratification of its selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young has been engaged as our independent registered public accounting firm since June 2, 2006. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required under the laws of the State of Delaware, by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

Fees of Principal Accounting Firm

The following table sets forth certain fees paid to Ernst & Young for the fiscal years ended December 31, 2010 and 2009:

	Year Ended 12/31/10	Year Ended 12/31/09
Audit Fees (1)	$491,899	$530,317
All Other Fees (2)	1,895	1,995

(1)	Represents aggregate fees for professional services rendered for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees for a subscription to an online accounting research library.

All fees described above were approved by the Audit Committee of our Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee of our Board of Directors has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, tax services and other permissible non-audit services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee of our Board of Directors has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining the independence of Ernst & Young and all such services had been preapproved.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of Vical under the Securities Act or the Exchange Act, except to the extent Vical specifically incorporates this report by reference.

Audit Committee Report

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Robert C. Merton, Ph.D., Chairman of the Audit Committee, R. Gordon Douglas, M.D. and Robert H. Campbell. All of the members of the Audit Committee are “independent directors” as defined in Nasdaq Listing Rule 5605(a)(2) . In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Vical’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Ernst & Young a formal written statement describing all relationships between Vical and its independent registered public accounting firm that might bear on the registered public accounting firm’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young any relationships that may impact their objectivity and independence and satisfied itself as to Ernst & Young’s independence.

The Audit Committee discussed with Ernst & Young, LLP the matters required to be communicated under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, with and without management present, the Audit Committee discussed and reviewed the results of Ernst & Young’s examination of Vical’s 2010 financial statements and effectiveness of internal control over financial reporting.

Based upon the Audit Committee’s discussion with management and Ernst & Young and the Audit Committee’s review of the representation of Vical’s management and the independent registered public accounting firm’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors that Vical include the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate Vical’s existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Ernst & Young in performing the examination of Vical’s financial statements for the fiscal year ended December 31, 2010, and engaged Ernst & Young as Vical’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Audit Committee is seeking stockholder ratification of the selection of Ernst & Young to serve as Vical’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee

Robert C. Merton, Ph.D.

R. Gordon Douglas, M.D.

Robert H. Campbell

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, named executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Vical stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Vical Incorporated, Investor Relations, 10390 Pacific Center Court, San Diego, California 92121-4340 or contact Jill M. Broadfoot at (858) 646-1100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

By Order of the Board of Directors

Jill M. Broadfoot

Senior Vice President, Chief Financial Officer and Secretary

San Diego, California

April 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

VICAL INCORPORATED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING ON MAY 26, 2011

The undersigned stockholder of Vical Incorporated, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2011, and the undersigned revokes all prior proxies and appoints Vijay B. Samant and Jill M. Broadfoot, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Woodfin Hotel, 10044 Pacific Mesa Boulevard, San Diego, CA 92121, at 8:00 a.m., Pacific Time, on May 26, 2011, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR 3 YEARS IN PROPOSAL 3, AND FOR THE APPROVAL OF PROPOSALS 2 and 4.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

VICAL INCORPORATED 10390 PACIFIC CENTER COURT SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees:
	01 Robert C. Merton		02 Vijay B. Samant

								For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2	An advisory approval of the compensation of the Company’s named executive officers as described in the proxy statement							☐	☐	☐
							3 years	2 years	1 year	Abstain
The Board of Directors recommends you vote 3 YEARS on the following proposal:
3	An advisory vote on the frequency of stockholder advisory votes on executive compensation						☐	☐	☐	☐
								For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
4	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
For address change/comments, mark here. ☐ (see reverse for instructions)
Please indicate if you plan to attend this meeting			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date